FIFTH Amendment to Amended and
Restated Revolving Credit Agreement

This Fifth Amendment to Amended and Restated Revolving Credit Agreement (herein, the “Amendment”) is entered into as of March 17, 2014, by and among World Acceptance Corporation, a South Carolina corporation (the “Borrower”), Bank of America, N.A. together with the other financial institutions a party hereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent for the Lenders (the “Administrative Agent”).
Preliminary Statements
A.The Borrower, the Lenders, and the Administrative Agent are parties to a certain Amended and Restated Revolving Credit Agreement, dated as of September 17, 2010, as amended (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B.The Borrower has informed the Lenders and the Administrative Agent that on or about December 31, 2013, (i) World Finance Corporation of South Carolina, a South Carolina corporation, converted into World Finance Corporation of South Carolina, LLC, a South Carolina limited liability company, in accordance with South Carolina law and (ii) World Finance Corporation of Kentucky, a Kentucky corporation, converted into World Finance Corporation of Kentucky, LLC, a Kentucky limited liability company, in accordance with Kentucky law.

C.The Borrower has requested that the Lenders agree to make certain amendments to the Credit Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.

Now Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1.Amendments.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:
1.1The following definitions in Section 5.1 of the Credit Agreement (Definitions) shall be amended and restated as follows:
“Available Borrowing Base” means, as of any time it is to be determined, the difference between (a) the Borrowing Base and (b) all Hedging Liability then outstanding and the Letter of Credit Usage.
“Bank Products” means each and any of the following bank products and services provided to the Borrower or any Restricted Subsidiary that is a party to the Subsidiary Guaranty Agreement by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards, (b) merchant card services and (c) stored value cards, and treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Consolidated Adjusted Net Worth” at any date means:
(a)    as to any corporation, the amount of capital stock liability plus (or minus in the case of a deficit) the capital surplus and earned surplus of the Borrower and its Restricted Subsidiaries on a consolidated basis, and as to any partnership or limited liability company, the capital account of the Borrower and its Restricted Subsidiaries on a consolidated basis; less (without duplication)
(b)    the net book value, after deducting any reserves applicable thereto, of all items of the following character which are included in the assets of the Borrower and its Restricted Subsidiaries, to wit:
(i)    all deferred charges (other than deferred Federal income taxes and deferred investment tax credits) and prepaid expenses other than prepaid interest, prepaid taxes and prepaid insurance premiums;
(ii)    treasury stock;
(iii)    unamortized debt discount and capitalized expense and unamortized stock discount and capitalized expense;
(iv)    good will, organizational or experimental expense, patents, trademarks, copyrights, trade names and other intangibles;
(v)    the excess, if any, of (A) net charge‑offs of the Borrower and its Restricted Subsidiaries over the twelve‑month period ending with such date over (B) reserves for credit losses of the Borrower and its Restricted Subsidiaries as at such date; and
(vi)    any surplus resulting from any write‑up in the book value of assets of the Borrower or any Restricted Subsidiary subsequent to March 31, 2010.
“Excess Availability Percentage” means 10%.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Bank Product Obligations (and the payment and performance of all agreements relating thereto), all Hedging Liability (and the payment and performance of all agreements relating thereto), all reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), the amount necessary to reimburse Issuing Bank for amounts paid or payable in connection with Letters of Credit, Letter of Credit commissions, charges, expenses, and fees, all accrued and unpaid fees and all other obligations of the Borrower or any Restricted Subsidiary to the Lenders or any Lender, Issuing Bank or the Administrative Agent or the Collateral Agent arising under any of the Loan Documents, any agreement relating to Bank Product Obligations, or any agreement relating to Hedging Liability, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

1.2The new Section 2.13 of the Credit Agreement (Letters of Credit) contained on Exhibit A attached hereto and made part hereof is added to the Credit Agreement.
1.3The following definitions contained on Exhibit B attached hereto and made part hereof are added to Section 5.1 of the Credit Agreement (Definitions).
1.4Section 3.4(c) of the Credit Agreement (Place and Application of Payment) shall be amended and restated as follows:
(c)    third, ratably (i) to the payment of the principal of the Loans, pro rata as among the Lenders in accord with the then respective unpaid principal balances thereof and (ii) to Administrative Agent, to be held by Administrative

Agent, for the benefit of Issuing Bank (and for the ratable benefit of Lenders that have an obligation to pay to Administrative Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to one hundred five percent (105%) of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Administrative Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 3.4, beginning with clause (a) above);
1.5    Section 8.7 of the Credit Agreement (Consolidated Net Worth) shall be amended and restated as follows:
Section 8.7     Consolidated Net Worth. The Borrower will at all times keep and maintain Consolidated Net Worth at an amount not less than the Minimum Net Worth. For purposes of this Section, “Minimum Net Worth” shall be $265,000,000.
1.6    Section 8.10 of the Credit Agreement (Limitations on Indebtedness) shall be amended and restated as follows:
Section 8.10     Limitations on Indebtedness. The Borrower will not at any time permit:
(a)    The aggregate unpaid principal amount of Total Debt, on a consolidated basis, to exceed 325% of Consolidated Adjusted Net Worth; and
(b)    The aggregate unpaid principal amount of Subordinated Debt to exceed 100% of Consolidated Adjusted Net Worth.
1.7    Section 9.5 of the Credit Agreement (Expenses) shall be amended and restated as follows:
Section 9.5    Expenses. The Borrower agrees to pay to the Administrative Agent, Issuing Bank and each Lender, or any other holder of any Obligations, all costs and expenses incurred or paid by the Administrative Agent, Issuing Bank and such Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the terms hereof or of the other Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Restricted Subsidiary as a debtor).

Section 2.	Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent (the date on which the following conditions precedent have been satisfied being referred to herein as the “Effective Date”):
2.1     The Borrower and the Required Lenders, shall have executed and delivered this Amendment to the Administrative Agent.

2.2    The Restricted Subsidiaries parties to the Subsidiary Guaranty Agreement shall have executed and delivered to the Administrative Agent their consent to this Amendment in the form set forth below.
2.3    The Borrower shall have paid to Administrative Agent non-refundable amendment fees for the benefit of each Lender executing this Amendment in the amount set forth on Schedule 1 attached hereto, which amendment fees shall be fully earned by such Lenders upon the effectiveness of this Amendment.

2.4    Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

Upon the satisfaction of the conditions precedent set forth above on the Effective Date, all loans outstanding under the Credit Agreement shall remain outstanding as the initial Borrowing of Loans under this Agreement and the Lenders each agree to make such purchases and sales of interests in the outstanding Loans between themselves so that each Lender is then holding its relevant pro rata share of outstanding Loans based on their Commitments as in effect after giving effect hereto. Such purchases and sales shall be arranged through the Administrative Agent and each Lender hereby agrees to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith.

Section 3.	Representations.

In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Administrative Agent, the Collateral Agent, and the Lenders that as of the date hereof, after giving effect to the amendments set forth in Section 1 above, (a) the representations and warranties set forth in Section 6 of the Credit Agreement and in the other Loan Documents are and shall be and remain true and correct (except that the representations contained in Section 6.6 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Agent) and (b) the Borrower and the Guarantors are in compliance with the terms and conditions of the Credit Agreement and the other Loan Documents and no Default or Event of Default exists or shall result after giving effect to this Amendment.

Section 4.	Miscellaneous.

4.1    Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.2    The Borrower heretofore executed and delivered, among other things, the Company Security Agreement and hereby acknowledges and agrees that the security interests and liens created and provided for therein secure the payment and performance of the Obligations under the Credit Agreement as amended hereby, which are entitled to all of the benefits and privileges set forth therein. Without limiting the foregoing, the Borrower acknowledges that the “Secured Indebtedness” as defined in, and secured by the Collateral pursuant to, the Company Security Agreement shall be deemed amended to include all “Obligations” as defined in the Credit Agreement as amended hereby.

4.3    The Borrower agrees to pay on demand all costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents to be executed and delivered in connection herewith, including the fees and expenses of counsel for the Administrative Agent.

4.4    This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of a Portable Document Format File (also known as an “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois (without regard to principles of conflicts of laws).

[Signature Page to Follow]

This Amendment is entered into as of the date and year first above written.

WORLD ACCEPTANCE CORPORATION

By	/s/ A. Alexander McLean III
A. Alexander McLean III, Chief Executive Officer

Accepted and agreed to.

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Lender and as Administrative Agent and Collateral Agent

By	/s/ William M. Laird
William M. Laird, Senior Vice President

[Signature Page to Fourth Amendment to Amended and Restated Revolving Credit Agreement]

BANK OF AMERICA, N.A.

By
Name
Title

BANK OF MONTREAL

By
Name
Title

CAPITAL ONE, NATIONAL ASSOCIATION

By
Name
Title

TD BANK, NA

By
Name
Title

BRANCH BANKING AND TRUST COMPANY

By
Name
Title

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

By
Name
Title

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By
Name
Title

ACKNOWLEDGMENT AND CONSENT
Each of the undersigned is a Restricted Subsidiary of World Acceptance Corporation who has executed and delivered to the Collateral Agent, the Administrative Agent, and the Lenders the Subsidiary Guaranty Agreement and the Subsidiary Security Agreement. Each of the undersigned hereby acknowledges and consents to the Fifth Amendment to Amended and Restated Revolving Credit Agreement set forth above and confirms that the Loan Documents executed by it, and all of its obligations thereunder, remain in full force and effect, and that the security interests and liens created and provided for therein continue to secure the payment and performance of the Obligations of the Borrower under the Credit Agreement after giving effect to the Amendment. Without limiting the foregoing, each of the undersigned acknowledges that (a) the “Secured Indebtedness” as defined in, and secured by the Collateral pursuant to, the Subsidiary Security Agreement shall be deemed amended to include all “Obligations” as defined in the Credit Agreement as amended by the Fifth Amendment to Amended and Restated Revolving Credit Agreement set forth above and (b) the “Guaranteed Indebtedness” as defined in the Subsidiary Guaranty Agreement shall be deemed amended to include all “Obligations” as defined in the Credit Agreement as amended by the Fifth Amendment to Amended and Restated Revolving Credit Agreement set forth above.
[SIGNATURE PAGE TO ACKNOWLEDGEMENT AND CONSENT TO FOLLOW]

Each of the undersigned acknowledges that the Collateral Agent, the Administrative Agent, and the Lenders are relying on the foregoing in entering into the Fifth Amendment to Amended and Restated Revolving Credit Agreement set forth above.
Dated as of March 17, 2014.

World Acceptance Corporation of Alabama
World Acceptance Corporation of Missouri
World Finance Corporation of Georgia
World Finance Corporation of Louisiana
World Acceptance Corporation of Oklahoma, Inc.
World Finance Corporation of South Carolina, LLC
World Finance Corporation of Tennessee
WFC of South Carolina, Inc.
World Finance Corporation of Illinois
World Finance Corporation of New Mexico
World Finance Corporation of Kentucky, LLC
World Finance Corporation of Colorado
World Finance Corporation of Wisconsin
WFC Services, Inc.
World Finance Corporation of Texas
World Finance Company of Indiana, LLC
World Finance Company of Mississippi, LLC

By: /s/ A. Alexander McLean III
A. Alexander McLean III, its Chief Executive Officer

WFC Limited Partnership

By WFC of South Carolina, Inc.,
as sole general partner
By: /s/ A. Alexander McLean III
A. Alexander McLean III, its Chief Executive Officer

EXHIBIT A
(Letters of Credit)
Section 2.13 Letters of Credit.
a.Subject to the terms and conditions of this Agreement and satisfaction of the conditions precedent set forth in Section 7.2 of this Agreement, upon the request of Borrower made in accordance herewith, Issuing Bank agrees to issue a requested Letter of Credit for the account of Borrower. By Borrower submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by the President or Treasurer (or such other authorized Person as Borrower directs from time to time) of Borrower and delivered to Issuing Bank via hand delivery, facsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit; provided no Letter of Credit shall have an expiration date later than the stated Termination Date, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Administrative Agent or Issuing Bank may request or require. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of Borrower or its Subsidiaries (1) in respect of (x) a lease of real property, or (y) an employment contract, or (2) at any time that one or more of the Lenders is a Defaulting Lender. Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:
i.the Letter of Credit Usage would exceed the Available Borrowing Base less the outstanding amount of the Obligations, or
ii.the Letter of Credit Usage would exceed the Commitments less the outstanding amount of the Obligations, or
iii.the Letter of Credit Usage would exceed the Letter of Credit Sublimit.
Additionally, Issuing Bank shall have no obligation to issue a Letter of Credit if (I) any order, judgment, or decree of any governmental authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (II) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally.
Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in U.S. dollars. If Issuing Bank makes a payment under a Letter of Credit, Borrower shall pay to Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 7.2 of this Agreement) and, initially, shall bear interest at the rate then applicable to Loans. If a Letter of Credit Disbursement is deemed to be a Loan hereunder, Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Loan. Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to this paragraph, Administrative Agent shall distribute such payment to Issuing Bank or, to the extent that Lenders have made payments pursuant to Section 2.13(b) of this Agreement to reimburse Issuing Bank, then to such Lenders and Issuing Bank as their interests may appear.
b.    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.13(a) of this Agreement, each Lender with a Commitment agrees to fund an amount equal to its Commitment Percentage of such Loan deemed made pursuant to Section 2.13(a) of this Agreement on the same terms and conditions as if Borrower had requested the amount thereof as a Loan and Administrative Agent shall promptly pay to Issuing Bank the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or Lenders, Issuing Bank shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Commitment Percentage of such Letter of Credit, and each Lender agrees to pay to Administrative Agent, for the account of Issuing Bank, an amount equal to its Commitment Percentage of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of Issuing Bank, an amount equal to its Commitment Percentage of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.13(a) of this Agreement, or of any reimbursement payment that is required to be refunded (or that Administrative Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Administrative Agent, for the account of Issuing Bank, an amount equal to its Commitment Percentage of each Letter of Credit Disbursement pursuant to this Section 2.13(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of a Default or an Event of Default or the failure to satisfy any condition set forth in Section 7.2 of this Agreement. If any Lender fails to make available to Administrative Agent the amounts required pursuant to this Section 2.13(b), such Lender shall be deemed to be a Defaulting Lender and Administrative Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate set forth in Section 2.3(d) of this Agreement until paid in full.
c.    Borrower hereby agrees to indemnify, save, defend, and hold Administrative Agent, Lenders and Issuing Bank harmless from any damage, loss, cost, expense, or liability, and reasonable attorneys fees incurred by Issuing Bank, Administrative Agent or any Lender arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of Issuing Bank, Administrative Agent or any Lender.
d.    Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of Issuing Bank, Administrative Agent or any Lender, nor any correspondent, participant or assignee of Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of Issuing Bank, Administrative Agent or any Lender, nor any correspondent, participant or assignee of Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.13(e) of this Agreement or for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Document, including in connection with the issuance or any amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, the honoring or dishonoring of any demand under any Letter of Credit, or the following of Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto, and such action or neglect or omission will bind Borrower; provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against Issuing Bank, and Issuing Bank may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, exemplary or punitive, damages suffered by Borrower which Borrower proves were caused by Issuing Bank’s willful misconduct or gross negligence or Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit; provided further, however, that any claim against Issuing Bank by Borrower for any loss suffered or incurred by Borrower shall be reduced by an amount equal to the sum of (i) the amount (if any) saved by Borrower as a result of the breach or other wrongful conduct that allegedly caused such loss, and (ii) the amount (if any) of the loss that would have been avoided had Borrower taken all reasonable steps to mitigate such loss, including, without limitation, by enforcing their rights against any beneficiary and, in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to cure such dishonor. In furtherance and not in limitation of the foregoing, Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or Issuing Bank may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and may disregard any requirement in a Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Issuing Bank shall not be responsible for the wording of any Letter of Credit (including any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance Issuing Bank may provide to Borrower with drafting or recommending text for any letter of credit application or with the structuring of any transaction related to any Letter of Credit, and Borrower hereby acknowledges and agrees that any such assistance will not constitute legal or other advice by Issuing Bank or any representation or warranty by Issuing Bank that any such wording or such Letter of Credit will be effective. Without limiting the foregoing, Issuing Bank may, as it deems appropriate, modify or alter and use in any Letter of Credit the terminology contained on the letter of credit application for such Letter of Credit. Borrower hereby acknowledges and agrees that neither Issuing Bank, Administrative Agent nor any Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.
e.    The obligation of Borrower to reimburse Issuing Bank for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
i.any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document,
ii.the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,
iii.any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit,
iv.any payment by Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit,
v.any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any of its Subsidiaries, or
vi.the fact that any Default or Event of Default shall have occurred and be continuing.
f.    Borrower acknowledges and agrees that any and all standard fees, charges, and commissions in effect from time to time, of Issuing Bank relating to Letters of Credit or incurred by Issuing Bank relating to Letters of Credit, upon the issuance of any Letter of Credit, upon the payment or negotiation of any drawing under any Letter of Credit, or upon the occurrence of any other activity with respect to any Letter of Credit (including the transfer, amendment or cancellation of any Letter of Credit), together with any and all fronting fees in effect from time to time related to Letters of Credit, shall be expenses for purposes of this Agreement, and shall be reimbursable immediately by Borrower to

Administrative Agent for the account of Issuing Bank.
g.    If by reason of (x) any change after the date of this Agreement in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any governmental authority, or (y) compliance by Issuing Bank, Administrative Agent or any Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):
i.any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or
ii.there shall be imposed on Issuing Bank, Administrative Agent or any Lender any other condition regarding any Letter of Credit, and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank, Administrative Agent or any Lender of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within thirty (30) days after demand therefor, such amounts as Administrative Agent may specify to be necessary to compensate Issuing Bank, Administrative Agent or such Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Loans. The determination by Administrative Agent of any amount due pursuant to this Section 2.13(g), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
h.    Borrower shall pay Administrative Agent (for the ratable benefit of Lenders), a Letter of Credit fee (which fee shall be in addition to the fees, charges, commissions, and costs set forth in this Section 2.13) at a rate equal to two and one-half of one percent (2.5%) per annum times the undrawn amount of all outstanding Letters of Credit, which fee shall be due and payable monthly in arrears on the first (1st) day of each month and continuing until the Commitment is terminated and the Obligations are paid in full, in which event a monthly installment of the letter of credit fee shall be paid on the date of such termination.
i.    Unless otherwise expressly agreed by Issuing Bank and Borrower when a Letter of Credit is issued, (i) the rules of the ISP and the UCP 600 shall apply to each standby Letter of Credit, and (ii) the rules of the UCP 600 shall apply to each commercial Letter of Credit.
j.    In the event of a direct conflict between the provisions of this Section 2.13 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.13 shall control and govern.
K.    Any reference herein or in any other Loans Document to the satisfaction, repayment, or payment in full of the Obligations shall mean in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization.

EXHIBIT B
(New Definitions)
    “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.
“Issuing Bank” means Wells Fargo Bank, National Association.
“Letter of Credit” means a letter of credit (as that term is defined in the Uniform Commercial Code) that is issued or is to be issued by Issuing Bank under this Agreement.
“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Administrative Agent, including provisions that specify that the Letter of Credit fees provided for in Section 2.13 of this Agreement) to be held by Administrative Agent for the benefit of those Lenders in an amount equal to one hundred five percent (105%) of the then existing Letter of Credit Usage, (b) delivering to Administrative Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Administrative Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to Administrative Agent, from a commercial bank acceptable to Administrative Agent (in its sole discretion) in an amount equal to one hundred five percent (105%) of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.
“Letter of Credit Sublimit” means $1,000,000.
“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.
“UCP 600” means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce and in effect as of July 1, 2007 (or such later version thereof as may be in effect at the time of issuance).